EXHIBIT 1 - JOINT FILING AGREEMENT

The undersigned hereby agree that Amendment No. 1 to the Schedule 13G with respect to the shares of common stock of MediciNova, Inc., dated as of January 18, 2010, is, and any amendments thereto (including amendments on Schedule 13D) signed by each of the undersigned shall be, filed on behalf of each of the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

Date:  January 18, 2010

Southpaw Credit Opportunity Master Fund LP

By:	Southpaw GP LLC, its general partner

By:	/s/ Kevin Wyman
	Name:	Kevin Wyman
	Title:	Managing Member

Southpaw Asset Management LP

By:	Southpaw Holdings LLC, its general partner

By:	/s/ Kevin Wyman
	Name:	Kevin Wyman
	Title:	Managing Member

Southpaw Holdings, LLC

By:	/s/ Kevin Wyman
	Name:	Kevin Wyman
	Title:	Managing Member

/s/ Kevin Wyman
Kevin Wyman

/s/ Howard Golden
Howard Golden